Filed Pursuant to Rule 433

Registration Statement No. 333-284622

Pricing Term Sheet

¥90,000,000,000

BERKSHIRE HATHAWAY INC.

Pricing Term Sheet

¥48,600,000,000 1.352% Senior Notes due 2028

¥19,500,000,000 1.593% Senior Notes due 2030

¥3,500,000,000 1.797% Senior Notes due 2032

¥9,100,000,000 2.090% Senior Notes due 2035

¥6,000,000,000 2.492% Senior Notes due 2040

¥3,300,000,000 3.117% Senior Notes due 2055

Issuer:	Berkshire Hathaway Inc.

Offering Format:	SEC Registered

Trade Date:	April 11, 2025

Settlement Date:	April 17, 2025 (T+4 Tokyo business days)

Expected Ratings*:	Aa2/AA (Stable/Stable)

Title of Securities:

1.352% Senior Notes due 2028 (the “2028 Notes”)

1.593% Senior Notes due 2030 (the “2030 Notes”)

1.797% Senior Notes due 2032 (the “2032 Notes”)

2.090% Senior Notes due 2035 (the “2035 Notes”)

2.492% Senior Notes due 2040 (the “2040 Notes”)

3.117% Senior Notes due 2055 (the “2055 Notes”)

Aggregate Principal Amount:	¥48,600,000,000 (2028 Notes) ¥19,500,000,000 (2030 Notes) ¥3,500,000,000 (2032 Notes) ¥9,100,000,000 (2035 Notes) ¥6,000,000,000 (2040 Notes) ¥3,300,000,000 (2055 Notes)

Maturity Date:	April 17, 2028 (2028 Notes) April 17, 2030 (2030 Notes) April 16, 2032 (2032 Notes) April 17, 2035 (2035 Notes) April 17, 2040 (2040 Notes) April 15, 2055 (2055 Notes)

Issue Price (Price to Public):	100% of face amount (2028 Notes) 100% of face amount (2030 Notes) 100% of face amount (2032 Notes) 100% of face amount (2035 Notes) 100% of face amount (2040 Notes) 100% of face amount (2055 Notes)

Gross Spread:	10 bps (2028 Notes) 15 bps (2030 Notes) 20 bps (2032 Notes) 25 bps (2035 Notes) 40 bps (2040 Notes) 55 bps (2055 Notes)

Proceeds to Issuer:	¥89,850,250,000

Interest Rate:	1.352% per annum (2028 Notes) 1.593% per annum (2030 Notes) 1.797% per annum (2032 Notes) 2.090% per annum (2035 Notes) 2.492% per annum (2040 Notes) 3.117% per annum (2055 Notes)

Reference Rate:	0.652% (2028 Notes) 0.743% (2030 Notes) 0.847% (2032 Notes) 1.040% (2035 Notes) 1.392% (2040 Notes) 1.917% (2055 Notes)

Spread to Reference Rate:	70 bps (2028 Notes) 85 bps (2030 Notes) 95 bps (2032 Notes) 105 bps (2035 Notes) 110 bps (2040 Notes) 120 bps (2055 Notes)

Yield:	1.352% (2028 Notes) 1.593% (2030 Notes) 1.797% (2032 Notes) 2.090% (2035 Notes) 2.492% (2040 Notes) 3.117% (2055 Notes)

Day Count Convention:	30/360

Interest Payment Dates:

Semi-annually on April 15 and October 15 of each year commencing October 15, 2025 (and the Maturity Date)

1.352% 2028 Notes^

1.593% 2030 Notes^

1.797% 2032 Notes^

2.090% 2035 Notes^

2.492% 2040 Notes^

3.117% 2055 Notes+

^ Short first, long last coupon

+ Short first coupon

Par Call:

No Par Call (2028 Notes)

No Par Call (2030 Notes)

On or after February 16, 2032 (2032 Notes)

On or after January 17, 2035 (2035 Notes)

No Par Call (2040 Notes)

On or after October 15, 2054 (2055 Notes)

Minimum Denomination:	¥100,000,000 and integral multiples of ¥10,000,000 in excess thereof

CUSIP:	084670 ES3 (2028 Notes) 084670 ET1 (2030 Notes) 084670 EU8 (2032 Notes) 084670 EV6 (2035 Notes) 084670 EW4 (2040 Notes) 084670 EX2 (2055 Notes)

Common Code:	304342595 (2028 Notes) 304342641 (2030 Notes) 304342676 (2032 Notes) 304342706 (2035 Notes) 304342722 (2040 Notes) 304342811 (2055 Notes)

ISIN:	XS3043425951 (2028 Notes) XS3043426413 (2030 Notes) XS3043426769 (2032 Notes) XS3043427064 (2035 Notes) XS3043427221 (2040 Notes) XS3043428112 (2055 Notes)

Paying Agent:	The Bank of New York Mellon, London Branch

Listing:	None

Joint Book-Running Managers:	Mizuho Securities USA LLC Merrill Lynch International

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

UK MiFIR professionals/ECPs-only/No EEA or UK PRIIPs KID: Manufacturer target market (UK MiFIR product governance) is eligible counterparties and professional clients only (all distribution channels). No EEA or UK PRIIPs key information document (KID) has been prepared as the Securities are not available to retail investors in the EEA or in the United Kingdom, respectively.

Settlement Period: The closing will occur on April 17, 2025, which will be more than one Tokyo business day after the date of this pricing term sheet. Rule 15c6-1 under the Securities Exchange Act of 1934 generally requires that securities trades in the secondary market settle in one business day, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the business day before the delivery of the notes will be required, by virtue of the fact that the Securities initially will settle in T+4, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the notes who wish to trade the notes prior to the business day before the delivery of the notes should consult their own advisors.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Mizuho Securities USA LLC toll-free at (866) 271-7403 or Merrill Lynch International toll-free at +1-800-294-1322.